Reading International Announces Record First Quarter 2003 Results

•     Revenue was up 12.8% for the 2003 Quarter versus 2002

•      2003 Quarter EBITDA(1) of $1.2 million up 19.3% versus 2002

Los Angeles, California, - (PR NEWSWIRE) – May 13, 2003 – Reading International, Inc. (AMEX: RDI.A, RDI.B) announced today record results for the first quarter ended March 31, 2003.

First Quarter Highlights

•	Revenue at $22.0 million, increased 12.8% compared to Q1 2002

•	Fifth consecutive quarter of positive EBITDA(1), up 19.3% compared to Q1 2002

•	Total revenue per screen at $92,404, increased 13.1% compared to Q1 2002

•	Average attendance per screen at 11,790, increased 5.0% compared to Q1 2002

•	Achieved consolidation of Puerto Rican administrative office functions

First Quarter 2003 Discussion

     Revenue rose 12.8% to $22.0 million from $19.5 million in 2002. The $2.5 million increase was primarily driven by the full quarter effect in 2003 of our 10-screen Wellington, New Zealand cinema, which opened at the end of the 2002 quarter, and despite the closure of two domestic cinemas with a total of 9 screens. The quarter’s strong box office performers were “The Lord of the Rings: The Two Towers,” “8 Mile,” “Chicago” and “About Schmidt.”

     We achieved our fifth consecutive quarter of positive EBITDA. At $1.2 million, it compared favorably to the $1.0 million generated in the first quarter of 2002, up 19.3%. What made this result even more significant was that it was achieved without the $0.7 million agricultural loan recovery that formed part of the 2002 EBITDA.

(1)	The Company defines EBITDA as net loss before net interest expense, income tax benefit, depreciation, and amortization. EBITDA is presented solely as a supplemental disclosure as management believes it to be a relevant and useful measure to compare operating results among its properties and competitors, as well as a measurement tool for evaluation of operating personnel. EBITDA is not a measure of financial performance under the promulgations of generally accepted accounting principles (“GAAP”). EBITDA should not be considered in isolation from, or as a substitute for, net loss, operating loss or cash flows from operations determined in accordance with GAAP. Finally, EBITDA is not calculated in the same manner by all companies and accordingly, may not be an appropriate measure for comparing performance amongst different companies. See the “Supplemental Data” table attached for a reconciliation of EBITDA to net loss.

     Increased attendance drove the total worldwide revenue per screen to $92,404 from $81,731 in 2002. Average attendance per screen was 11,790 in 2003 as compared to 11,232 in 2002, an increase of 5.0%. We operated 222 screens at the end of Q1 2003, down from 231 at the end of Q1 2002. The decrease in the number of screens from year to year reflects the sale of the Murray Hill property in New York with its attendant 4-screen cinema and the closure of our 5-screen cinema in Minneapolis.

     In January 2003, as part of our on-going drive to reduce general and administrative expense, and notwithstanding our commitment to sell our Puerto Rico circuit, we consolidated our Puerto Rican administrative support function into our corporate offices in Los Angeles. This consolidation will generate approximately $0.2 million in savings annually.

     Operating expense increased 9.6% to $17.2 million from $15.7 million, reflecting a full quarter’s operating expense for the Wellington entertainment-themed retail center (“ETRC”), which opened March 21, 2002. The increase was, however, lower than our revenue growth of 12.8%.

     The significant increase in depreciation and amortization from $1.5 million to $2.5 million also reflects the addition of the Wellington ETRC, $0.4 million, as well as additional depreciation resulting from capital investment made in our Angelika Film Center in New York, $0.1 million. The re-evaluation of the effective useful lives of our Australian assets contributed an additional $0.4 million in depreciation. The remaining $0.1 million reflects the depreciation of our Puerto Rican circuit assets, which in the 2002 quarter were not depreciated, as they were classified as “held for sale” for the purposes of generally accepted accounting principles. Our intention still remains to sell our Puerto Rico circuit, but it no longer qualifies for “held for sale” treatment under generally accepted accounting principles.

     General and administrative expense decreased by approximately $0.1 million due to the consolidation of the Puerto Rico administrative office and on-going corporate office savings.

     Net loss for Q1 2003 at $1.9 million was significantly higher than the $0.9 million loss in 2002, driven by:

•	higher depreciation expense;

•	higher interest expense due to the expensing of interest previously capitalized on the Wellington ETRC; and

•	the agricultural loan recovery in 2002.

     Clearly, the continued strength of our EBITDA as discussed above, was the significant achievement for the quarter.

     Currency had a net positive effect on our balance sheet of $5.2 million for the quarter. The effect on our quarterly net loss was negligible.

     Helped by the strength of the Australia and New Zealand dollars, our assets were $187.9 at March 31, 2003. Our cash and cash equivalents balance at March 31, 2003 of $18.5 million remained comparable to the balance at year-end, which was $19.3 million. Our working capital, contrary to the industry norm, is positive at $0.5 million, which is up from $0.1 million at March 31, 2002. Resulting stockholders’ equity was reported at $94.3 million at quarter-end.

About Reading International, Inc.

     Reading International is in the business of owning and operating cinemas and live theaters and developing, owning and operating real estate assets. Our business consists primarily of:

•	the development, ownership and operation of cinemas in the United States, Australia, New Zealand, and Puerto Rico;

•	the ownership and operation of “Off Broadway” style live theaters in Manhattan and Chicago; and

•	the development, ownership and operation of commercial real estate in Australia, New Zealand and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand.

     We manage our worldwide cinema business under various different brands:

•	in the United States, under the Reading, Angelika Film Center and City Cinemas brands;

•	in Australia, under the Reading brand;

•	in New Zealand, under the Reading and Berkeley Cinemas brands; and

•	in Puerto Rico, under the CineVista brand.

     Statements in this release about the company’s future financial performance, customer relationships, initiatives to develop new ETRC’s and cinemas and the market potential for entertainment services are forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could impact Reading International’s future results include changes in demand and market growth rates, the availability of film and live theater product, the effect of competition, pricing pressures, exchange rate fluctuations and the viability and market acceptance of new developments. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. More information about Reading International’s risks is available in the company’s annual report on Form 10-K and other filings made from time to time with the Securities and Exchange Commission.

For more information, contact:

Andrzej Matyczynski
Chief Financial Officer
Reading International, Inc.
(213) 235 2240

[TABLES FOLLOW]

Reading International, Inc. and Subsidiaries
Supplemental Data
Reconciliation of EBITDA to Net Loss (Unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended
Statements of Operations	March 31,

	2003	2002

Revenue	$21,970	$19,475
Operating expense
Cinema/real estate	17,151	15,652
Depreciation and amortization	2,497	1,482
General and administrative	3,399	3,463

Operating loss	(1,077)	(1,122)
Interest expense, net	780	484
Other expense (income)	132	(739)
Income tax benefit	(171)	(135)
Minority interest	127	125

Net loss	$(1,945)	$(857)

Basic and diluted loss per share	$(0.09)	$(0.04)

EBITDA*	1,161	974

EBITDA change	+187

*	EBITDA presented above is net loss adjusted for interest expense (net of interest income), income tax benefit, and depreciation and amortization expense. Reconciliation of EBITDA to the net loss is presented below:

	Three Months Ended
	March 31,

	2003	2002

Net loss	$(1,945)	$(857)
Less: Interest expense, net	780	484
Add: Income tax benefit	(171)	(135)
Less: Depreciation and amortization	2,497	1,482

EBITDA	$1,161	$974

Reading International, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended
	March 31,

	2003	2002

Revenue
Cinema/live theater	$20,113	$18,109
Rental/real estate	1,857	1,311
Other	—	55

	21,970	19,475

Operating expense
Cinema/live theater	16,027	14,804
Rental/real estate	1,124	848
Depreciation and amortization	2,497	1,482
General and administrative	3,399	3,463

	23,047	20,597

Operating loss	(1,077)	(1,122)
Non-operating expense (income)
Interest income	(139)	(134)
Interest expense	919	618
Other expense (income)	132	(739)

Loss before income taxes and minority interest	(1,989)	(867)
Income tax benefit	(171)	(135)

Loss before minority interest	(1,818)	(732)
Minority interest	127	125

Net loss	$(1,945)	$(857)

Basic and diluted loss per share	$(0.09)	$(0.04)
Weighted average number of shares outstanding	21,821,142	21,821,324

Reading International, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	March 31,	December 31,
	2003	2002
	(Unaudited)

ASSETS
Cash and cash equivalents	$18,520	$19,286
Receivables	3,855	3,765
Inventory	380	452
Investment in available-for-sale assets	480	1,016
Restricted cash	272	341
Prepaid and other current assets	3,685	2,529
Deferred income tax assets, net	1,123	1,008

Total current assets	28,315	28,397
Rental property, net	8,309	8,438
Property & equipment, net	105,311	101,481
Property held for development	21,219	19,745
Investment in joint ventures	1,196	1,120
Capitalized leasing costs, net	511	544
Goodwill	5,036	5,021
Intangible assets, net	14,076	14,381
Other noncurrent assets	3,963	3,645

Total assets	$187,936	$182,772

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued liabilities	$13,471	$13,183
Film rent payable	3,362	4,092
Accrued income taxes	7,519	7,435
Deferred theater revenue	984	1,150
Notes payable – current portion	1,840	2,119
Other current liabilities	656	294

Total current liabilities	27,832	28,273
Note payable – long-term portion	50,237	48,121
Deferred real estate revenue	665	659
Other noncurrent liabilities	9,937	9,517

Total liabilities	$88,671	$86,570

Commitments and contingencies
Minority interest in consolidated affiliate	4,926	4,937
Stockholders’ equity
Class A Nonvoting Common Stock, par value $0.01, 100,000,000 shares authorized, 33,858,498 issued and 20,484,993 outstanding	205	205
Class B Voting Common stock, par value $0.01, 20,000,000 shares authorized, 1,989,585 issued and 1,336,331 outstanding	13	13
Nonvoting Preferred Stock, par value $0.01, 12,000 shares authorized	—	—
Additional paid-in capital	123,517	123,517
Accumulated deficit	(42,457)	(40,512)
Accumulated other comprehensive income	13,061	8,042

Total stockholders’ equity	94,339	91,265

Total liabilities and stockholders’ equity	$187,936	$182,772